Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196426

PROSPECTUS SUPPLEMENT

(To the Prospectus dated June 12, 2014)

3,200,000 Shares

Common Stock

This is a public offering of 3,200,000 shares of common stock of Neonode Inc.

Neonode is offering all of the shares to be sold in the offering.

Our common stock is listed on the NASDAQ Capital Market under the symbol “NEON”. The last reported sale price of our common stock on October 6, 2015 was $2.63 per share.

Per Bystedt, Thomas Eriksson, and Mats Dahlin, members of our Board of Directors, have indicated their preliminary interest in purchasing an aggregate of 157,893 shares of our common stock from the underwriter in this offering at the public offering price per share set forth in this prospectus supplement for an aggregate purchase price of approximately $300,000.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-3 of this prospectus supplement, including the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$1.90	$6,080,000
Underwriting discount (1)	$0.114	$364,800
Proceeds, before expenses, to Neonode	$1.786	$5,715,200

(1) Excludes underwriter’s out-of-pocket expenses we have agreed to reimburse. See “Underwriting” on page S-7 for additional information regarding underwriting compensation.

The underwriter expects to deliver the shares against payment on or about October 13, 2015.

Sole Book-Running Manager

Craig-Hallum Capital Group

The date of this prospectus supplement is October 7, 2015

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated June 12, 2014, including the documents incorporated by reference therein, provides more general information. When we refer to this prospectus, we generally are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not and the underwriter has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not and the underwriter is not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Neonode,” “we,” “our” or similar references mean Neonode Inc. and its subsidiaries.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks, and trade names owned by us or other companies. All trademarks, service marks, and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus supplement on page S-3 and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference into this prospectus supplement.

Neonode Inc.

Our Business

Neonode develops and licenses user interfaces and optical infrared touch technology. Our patented technology offers multiple features including the ability to sense an object’s size, depth, velocity, pressure, and proximity to any type of surface.

We license our multi-touch technology to Original Equipment Manufacturers (“OEMs”) and Original Design Manufacturers (“ODMs”) who incorporate it into devices that they produce and sell. OEMs and ODMs use our touch technology in controller designed specifically for our touch technology. Our technology licensing model allows us to focus on the development of solutions for touchscreens and touch-enabled surfaces. We do not manufacture products or components.

As of June 30, 2015, we had thirty-eight technology license agreements with global OEMs and ODMs. Fourteen of our customers were shipping products containing our technology as of June 30, 2015 and we anticipate other customers will initiate product shipments as they complete their final product development and release cycle throughout 2015 and 2016.

In addition, we are currently developing prototype products and are engaged in product engineering design discussions with numerous global OEMs and ODMs who are in the process of qualifying our touch technology for incorporation in various products. The development and release cycle for these products typically takes six to thirty-six months.

Recent Development

Third Quarter 2015 Preliminary Revenue Estimates

On October 7, 2015, Neonode announced third quarter 2015 preliminary revenue estimates. For the fiscal quarter ended September 30, 2015, we estimate that our revenue will range from $2.9 million to $3.1 million, an increase of approximately 156% to 174% compared to the same period in 2014. We estimate that license fee revenue for the fiscal quarter ended September 30, 2015 will range from $2.0 million to $2.1 million, an increase of approximately 219% to 235% compared to the same period in 2014. We estimate that non-recurring engineering (“NRE”) revenue for the fiscal quarter ended September 30, 2015 will range from $0.9 million to $1.0 million, an increase of approximately 78% to 98% compared to the same period in 2014.

The revenue estimates presented above are preliminary and subject to revision based upon our financial closing procedures and the completion of our consolidated financial statements. The preliminary revenue estimates presented above have been prepared by, and are the responsibility of, our management based upon the most current information available to them. The preliminary revenue estimates presented above have not been subject to any audit procedures, review procedures, or any other procedures by our independent registered public accounting firm.

All-In-One PC

On October 7, 2015, Neonode announced that an All-in-One personal computer (“PC”) containing Neonode’s zForce® technology completed a preproduction build in Taiwan. Neonode believes this All-in-One PC will be the first of these large screen devices produced by an OEM with Neonode technology to come to market.

Corporate Information

Neonode Inc., formerly known as SBE, Inc., was incorporated in the State of Delaware on September 4, 1997. Our principal executive office is located at Storgatan 23C, 114 55 Stockholm, Sweden. Our telephone number at our principal executive office is +46 (0) 8 667 17 17. We also maintain an office in the United States at 2674 North First Street, Suite 150, San Jose CA 95134. Our website address is www.neonode.com. Information contained on our website, or that can be accessed through our website, is not a part of this prospectus supplement or the accompanying prospectus.

S-1

The Offering

Common stock offered by Neonode	3,200,000 shares

Common stock to be outstanding after this offering	43,724,984 shares

Use of proceeds	We intend to use the net proceeds from this offering primarily for general corporate purposes, including capital expenditures and working capital. See “Use of Proceeds” on page S-5 of this prospectus supplement.

Director purchases	Per Bystedt, Thomas Eriksson, and Mats Dahlin, members of our Board of Directors, have indicated their preliminary interest in purchasing an aggregate of 157,893 shares of our common stock from the underwriter in this offering at the public offering price per share set forth in this prospectus supplement for an aggregate purchase price of approximately $300,000.

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” on page S-3 of this prospectus supplement.

NASDAQ Capital Market symbol	NEON

The number of shares of our common stock to be outstanding immediately after this offering as shown above is based upon 40,524,984 shares outstanding as of September 30, 2015, and excludes:

●	3,239,073 shares of common stock issuable upon full exercise of outstanding warrants;

●	2,127,200 shares of common stock issuable upon full exercise of outstanding options; and

●	10,962 shares of common stock issuable upon full conversion of the outstanding shares of our Series B Preferred Stock.

S-2

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference into this prospectus supplement, together with other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to This Offering

If you purchase the common stock sold in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity securities in future fundraising transactions.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based upon the public offering price of $1.90 per share and our net tangible book value as of June 30, 2015, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $1.77 per share with respect to the net tangible book value of the common stock. See “Dilution” on page S-6 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock following the expiration of the lock-up agreement we entered into with the underwriter as described in the section entitled “Underwriting,” our stockholders, including investors who purchase shares of common stock in this offering, could experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business or the development of our product candidates and cause the price of our common stock to decline.

Sales of our common stock through this offering or other equity issuances could trigger a limitation on our ability to use our net operating losses and tax credits in the future.

The Tax Reform Act of 1986 limits the annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in stock ownership of a company. In the event we have a change in ownership, as defined in the Internal Revenue Code of 1986, as amended, the annual utilization of such carryforwards could be limited. This offering or other equity issuances could trigger a limitation on our ability to use our net operating losses and tax credits in the future under Sections 382 and 383 of the Internal Revenue Code as enacted by the Tax Reform Act of 1986.

S-3

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect the current view about future events.

When used, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements relating to our preliminary revenue estimates for the fiscal quarter ended September 30, 2015, OEM production of All-in-One PCs, our business strategy, our future operating results, and our liquidity and capital resources outlook. Forward-looking statements are based upon our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, completion of our closing procedures for the fiscal quarter ended September 30, 2015; the ability of one or more OEMs to produce All-in-One PCs; a decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors”) relating to our industry and to our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

S-4

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 3,200,000 shares of common stock that we are offering will be approximately $5,440,200, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and working capital. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so.

DIVIDEND POLICY

Since becoming a public company, we have not declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain all available funds for use in the operation and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend principally upon our results of operations, financial conditions, capital requirements, contractual and legal restrictions and other factors the Board deems relevant.

S-5

DILUTION

Our net tangible book value (unaudited) as of June 30, 2015 was approximately $131,000, or $0.003 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2015. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 3,200,000 shares of our common stock in this offering at the public offering price of $1.90 per share and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2015 would have been approximately $5,571,200, or approximately $0.13 per share. This represents an immediate increase in net tangible book value of approximately $0.124 per share to existing stockholders and immediate dilution of approximately $1.77 per share to investors purchasing our common stock in this offering at the public offering price.

The following table illustrates this dilution on a per share basis:

Public offering price per share		$1.90
Net tangible book value per share as of June 30, 2015	$0.003
Increase in net tangible book value per share attributable to investors purchasing our common stock in this offering	$0.124
As adjusted net tangible book value per share after this offering		$0.13
Dilution per share to investors purchasing our common stock in this offering		$1.77

The above discussion and table are based upon 40,524,984 shares outstanding as of June 30, 2015 and excludes:

●	3,255,073 shares of common stock issuable upon full exercise of outstanding warrants;

●	2,296,200 shares of common stock issuable upon full exercise of outstanding options; and

●	10,962 shares of common stock issuable upon full conversion of the outstanding shares of our Series B Preferred Stock.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

S-6

UNDERWRITING

We and the underwriter for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Craig-Hallum Capital Group LLC is the sole underwriter.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC	3,200,000

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Per Bystedt, Thomas Eriksson, and Mats Dahlin, members of our Board of Directors, have indicated their preliminary interest in purchasing an aggregate of 157,893 shares of our common stock from the underwriter in this offering at the public offering price per share set forth in this prospectus supplement for an aggregate purchase price of approximately $300,000.

Discounts and commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $275,000, which amount includes up to $100,000 that we have agreed to reimburse the underwriter for their fees and expenses in connection with this offering, and are payable by us.

	Per Share	Total
Public offering price	$1.90	$6,080,000
Underwriting discount	$0.114	$364,800
Proceeds, before expenses, to Neonode	$1.786	$5,715,200

The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. If all of the shares are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

S-7

Discretionary accounts.  The underwriter does not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization.  In connection with this offering, the underwriter may engage in stabilizing transactions. Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Lock-up agreements.  We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior consent of Craig-Hallum Capital Group, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. These lock-up agreements are subject to certain exceptions and Craig-Hallum Capital Group, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Electronic offer, sale and distribution of shares.  A prospectus in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

Other relationships.  The underwriter and its affiliates may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which it has received, and may in the future receive, customary fees.

S-8

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Reed Smith LLP, San Francisco, California. Ellenoff Grossman & Schole LLP, New York, New York, is counsel for the underwriter in connection with this offering.

EXPERTS

Our consolidated financial statements incorporated in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

●	our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 12, 2015;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 filed with the SEC on May 6, 2015 and August 6, 2015 respectively;

●	our Current Reports on Form 8-K filed with the SEC on June 9, 2015 and June 22, 2015; and

●	the description of our common stock in our registration statement on Form 8-A filed with the SEC on April 26, 2012.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Corporate Secretary

Neonode Inc.

Storgatan 23C, 114 55

Stockholm, Sweden

S-9

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our website address is www.neonode.com. Information contained in, or accessible through, our website is not a part of this prospectus supplement or the accompanying prospectus.

S-10

PROSPECTUS

5,000,000 SHARES

NEONODE INC.

Common Stock

From time to time, we may offer and sell up to 5,000,000 shares of common stock in one or more offerings.

This prospectus provides you with a general description of the common stock that we may offer. Each time we offer shares of common stock, we will provide a prospectus supplement that will contain more specific information about the terms of that offering, including the prices at which those shares will be sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “NEON.” On May 29, 2014, the last reported sales price of our common stock, as reported on the NASDAQ Capital Market, was $3.61 per share.

Investing in our common stock involves certain risks. See the “Risk Factors” section herein and in our Annual Report on Form 10-K for the year ended December 31, 2013 as well as our subsequently filed periodic and current reports, which we file with the Securities and Exchange Commission and are incorporated by reference into this prospectus. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2014

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the SEC) using a shelf registration or continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See Where You Can Find More Information and Incorporation of Certain Documents by Reference in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus covers offers and sales of our common stock only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, we refer to Neonode Inc. as we, us, our, the Company or Neonode.

Neonode, the Neonode logo, MultiSensing, and zForce are trademarks of Neonode Inc. registered in the United States and other countries.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Information in and incorporated by reference into this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act).  Statements that are not purely historical may be forward-looking.  You can identify some forward-looking statements by the use of words such as believes, anticipates, expects, intends and similar expressions.  Forward looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations, and financial position.

A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to risks relating to the uncertainty of growth in market acceptance for our technology, our history of losses since inception, our ability to remain competitive in response to new technologies, the costs to defend, as well as risks of losing, patents and intellectual property rights, a reliance on our customers ability to develop and sell products that incorporate our technology, our customer concentration and dependence on a limited number of customers, the uncertainty of demand for our technology in certain markets, the length of a product development and release cycle, our ability to manage growth effectively, our dependence on key members of our management and development team, uncertainty regarding expansion or other corporate transactions, and our ability to obtain adequate capital to fund future operations. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under Risk Factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our publicly available filings with the Securities and Exchange Commission.

Because actual results or outcomes could differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. We do not undertake any responsibility to update or revise any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

- ii-

PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our common stock. We urge you to read this entire prospectus, including the matters discussed under Risk Factors in this prospectus and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Our Company

Neonode develops and licenses user interfaces and optical infrared touch technology.  Our touch technology offers multiple features including the ability to sense an objects size, depth, velocity, pressure, and proximity to any type of surface. We offer our family of touch solutions under the name MultiSensing.  Our MultiSensing offerings are based upon our patented technology we call zForce.  We license our touch technology to Original Equipment Manufacturers (OEMs) and Original Design Manufacturers (ODMs) who incorporate it into devices that they produce and sell.  Our licensing model allows us to focus on the development of solutions for touchscreens and touch-enabled surfaces.  We do not manufacture products or components.  Our touch technology can be incorporated by OEMs and ODMs into a wide range of devices such as mobile phones, tablets and e-readers, toys and gaming consoles, printers, household appliances, wearable goods, and advanced automotive infotainment systems.

Neonode Inc., formerly known as SBE, Inc., was incorporated in the State of Delaware on September 4, 1997.  SBEs name was changed to Neonode Inc. upon the completion of a merger in August 2007 between SBE and the parent company of Neonode AB, a company founded in February 2004 and incorporated in Sweden. As a result of the merger, the business and operations of Neonode AB became the primary business and operations of Neonode Inc. Our headquarters is located at 2350 Mission College Blvd, Suite 190, Santa Clara, CA 95054 and phone number is (408) 496-6722.  Our website address is www.neonode.com. Information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

The Offering

We may use this prospectus to offer up to 5,000,000 shares of our common stock, par value $0.001 per share, in one or more offerings. This prospectus provides a general description of the common stock that we may offer. The specific terms of an offering, including the specific prices of the shares and the plan of distribution for that offering, will be described in one or more supplements to this prospectus. The prospectus supplements may also describe risks associated with an investment in our common stock in addition to those described in the Risk Factors section of this prospectus or incorporated by reference herein.

We may sell the shares of common stock directly or through underwriters, dealers, or agents. We and our underwriters, dealers, or agents reserve the right to accept or reject all or part of any proposed purchase of shares. If we do offer common stock through underwriters or agents, we will include in the applicable prospectus supplement the names of those underwriters or agents, applicable fees, discounts, and commissions to be paid to them, details regarding over-allotment options, if any and the net proceeds to us.

RISK FACTORS

An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks described in the section entitled Risk Factors contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our subsequent filings with the SEC.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the shares of common stock offered hereby. Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the shares covered by this prospectus for working capital and general corporate purposes.  We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product candidates, or other intellectual property, although we have no present commitments or agreements to do so.

DESCRIPTION OF COMMON STOCK

We are currently authorized to issue 70,000,000 shares of common stock, par value $0.001 per share. As of May 28, 2014, there were 40,455,352 shares of our common stock issued and outstanding.

Common Stock

Voting Rights.  Holders of our common stock possess exclusive voting rights in us, except to the extent that shares of preferred stock issued in the future may have voting rights. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders.

Dividend Rights.  Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor, subject to any preferential dividend rights that may attach to preferred stock that we may issue in the future.  The current policy of the Board of Directors, however, is to retain earnings, if any

Liquidation Rights.  In the event we are liquidated or dissolved, each holder of our common stock would be entitled to receive, after payment of all our debts and liabilities, a pro rata portion of all of our assets available for distribution to holders of our common stock. If we have issued any preferred stock, the holders thereof may have a priority in liquidation or dissolution over the holders of our common stock.

Other Characteristics.  Holders of our common stock do not have preemptive rights with respect to any additional shares of common stock that we may issue in the future. There are no redemption or sinking fund provisions applicable to the shares of our common stock.  Cumulative voting in the election of directors is not permitted. The transfer agent for shares of our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws, and Delaware Law.

Some provisions of our Certificate of Incorporation, our Bylaws, and Delaware law contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price of our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock.

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

Elimination of Stockholder Action by Written Consent. Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

Delaware Anti-Takeover Statute.

We are subject to Section 203 of the Delaware General Corporation Law which prohibits persons deemed interested stockholders from engaging in a business combination with a Delaware corporation for three years following the date these persons become interested stockholders. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporations voting stock. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors.

PLAN OF DISTRIBUTION

We may sell the offered shares of common stock in any of the ways described below or in any combination or in any way set forth in an applicable prospectus supplement from time to time:

●	to or through underwriters, brokers, or dealers;

●	through one or more agents;

●	directly to purchasers or to a single purchaser;

●	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

●	through a combination of any of these methods of sale.

The distribution of the shares of common stock may be effected from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed from time to time;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the common stock and any applicable restrictions.

The prospectus supplement will describe the terms of the offering of the shares of common stock, including the following:

●	the name or names of any underwriters, dealers, or agents and the amounts of shares underwritten or purchased by each of them;

●	the public offering price of the shares and the proceeds to us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers; and

●	any exchanges on which the shares may be listed.

Underwriters may offer and sell the offered shares of common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in an underwriting agreement between us and the underwriters. If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement or a free writing prospectus, naming the underwriter, the nature of any such relationship.

Any offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may from time to time engage a firm to act as our agent for one or more offerings of the shares of common stock. We sometimes refer to this agent as our offering agent. If we reach agreement with an offering agent with respect to a specific offering, including the number of shares and any minimum price below which sales may not be made, then the offering agent will try to sell such shares on the agreed terms. The offering agent could make sales in privately negotiated transactions or using any other method permitted by law, including sales deemed to be an at the market offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NASDAQ Capital Market, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an underwriter within the meaning of the Securities Act with respect to any sales effected through an at the market offering.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments that the agents, underwriters, or other third parties may be required to make in respect of these civil liabilities. Agents, underwriters, and such other third parties may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use the prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the shares of common stock. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of shares in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the shares of common stock on the NASDAQ Capital Market during the business day prior to the pricing of an offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

We also may sell any of the shares of common stock through agents designated by us from time to time. We will name any agent involved in the offer or sale of the shares and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the applicable prospectus supplements.

In compliance with guidelines of the Financial Industry Regulatory Authority (FINRA), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the shares of common stock offered pursuant to this prospectus and any applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Reed Smith LLP, San Francisco, California.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement, or other document.  Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SECs website at http://www.sec.gov.  You may also read and copy any document we file at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our website address is www.neonode.com. Information contained in, or accessible through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus. Information contained in any supplement to this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering covered by this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 6, 2014;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 filed on May 12, 2014;

●	Our Current Reports on Form 8-K filed on March 11, 2014, May 9, 2014, and May 12, 2014 as amended May 19, 2014; and

●	The description of our common stock included in our registration statement on Form 8-A filed on April 26, 2012.

We will provide without charge upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Neonode Inc.

2350 Mission Blvd, Suite 190

Santa Clara, CA 95054

(408) 496-6722

3,200,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Craig-Hallum Capital Group

The date of this prospectus supplement is October 7, 2015